UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2011
VERSAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9309	54-0852979

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6850 Versar Center Springfield, Virginia	22151

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 750-3000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On September 7, 2011, the Compensation Committee of the Board of Directors of Versar, Inc. (the “Company”), consisting of all independent directors, took the following compensation actions:
In accordance with the Company’s Fiscal Year 2011 Incentive Compensation Plan:
Granted Restricted Stock Units (RSUs) under the Company’s 2010 Stock Incentive Plan, which will vest 50% on September 7, 2012 and 50% on September 7, 2013 and be converted into one share of common stock for each unit upon vesting:

Anthony L. Otten	23,500 units
Jeffrey A. Wagonhurst	12,000 units
Cynthia A. Downes	3,000 units
J. Joseph Tyler	5,000 units
Michael J. Abram	5,000 units
Gina L. Foringer	5,000 units
Daniel J. Cummings	5,000 units
Peter J. Cooper	5,000 units
Jeffrey M. Moran	5,000 units
Lee A. Staab	5,000 units
In addition, the Compensation Committee approved a salary increase of $5,000 for Peter J. Cooper to align his salary with that of the other senior vice presidents and to recognize his role in overseeing the Tooele chemical destruction project during fiscal year 2011.
Further, the Board of Directors approved entering into a Change in Control Severance Agreement with Cynthia A. Downes, the Company’s Executive Vice President, Chief Financial Officer and Treasurer. The Change in Control Severance Agreement with Ms. Downes will expire upon the earlier of September 7, 2013 or the date on which she ceases to serve in her current position with the Company, in each case prior to the occurrence of a Potential Change in Control or a Change in Control as defined in the agreement. If a Change in Control occurs during the term of the Change in Control Severance Agreement, the above termination dates will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the Change in Control occurred.
Under the Change in Control Severance Agreement, if during the term of the agreement and after a Change in Control (as defined) has occurred, Ms. Downes is terminated by the Company without Cause, other than as a result of disability or death, or she resigns for Good Reason (in each case as defined in the Change in Control Severance Agreement), Ms. Downes would be entitled to the severance benefits, subject to her continued compliance with covenants under the Agreement.
The severance benefits include a lump sum payment equal to (i) two times Ms. Downes’ annual base salary, or, if higher, the annual base salary in effect immediately before the Change in Control, Potential Change in Control or Good Reason event, and (ii) two times the higher of the amount paid to Ms. Downes under any existing bonus or incentive plan in the prior calendar year or in the calendar year preceding the year in which the Change in Control occurred. If severance is triggered, Ms. Downes will also receive a cash lump sum equal to unpaid incentive compensation that has been allocated or awarded under any existing bonus or incentive plans for measuring periods completed before severance benefits become payable. All unvested options to purchase common stock will immediately vest and remain exercisable for the longest period permitted under the applicable plan. All unvested stock awards will also immediately vest. Further, Ms. Downes is entitled to continue group health and dental insurance coverage for a period of 18 months, continued life, disability and accident benefits for a period of 24 calendar months and a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers. Finally, the Company provides certain medical benefits to retired CEOs and Vice Presidents. If a retired CEO or Vice President becomes entitled to severance benefits under a Change in Control Severance Agreement, they will be deemed to have retired for purposes of this benefit and will receive continued medical benefits. The agreements provide that benefits will be reduced to the extent necessary to avoid excise taxes under Section 280(g) of the Internal Revenue Code and payments may be delayed in order to ensure deductibility under Section 162(m) of the Internal Revenue Code.

Severance benefits will also be triggered if, after a Potential Change in Control (as defined in the agreement), but before an actual Change in Control, Ms. Downes’ employment is terminated without Cause or she resigns for Good Reason (both as defined in the agreement), if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a Change in Control or the event constituting Good Reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement.
A copy of the Change in Control Severance Agreement between the Company and Cynthia A. Downes is filed with this Report as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Change in Control Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Change in Control Severance Agreement
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2011	VERSAR, INC.
	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel

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